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                                                                     EXHIBIT 5.1


                             MORRISON & FOERSTER LLP
                              Palo Alto, California


                                 April 28, 1999




INFORMATICA CORPORATION
3350 W. Bayshore Road
Palo Alto, CA 94303

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 executed by you on April 28, 1999, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 400,000 shares of your common stock, $.001 par value (the "Common Stock") which will be issuable under the 1999 Employee Stock Purchase Plan (the "Plan").

     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

     Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Morrison & Foerster LLP



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